EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

UAW Members Ratify Labor Agreement For Rockport Works

West Chester, OH, September 28, 2017 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW) Local 3044, have ratified a four year labor agreement covering about 319 hourly production employees at the company’s Rockport (IN) Works. AK Steel said that the contract was ratified in voting held on September 27, 2017. The agreement will be in effect until September 30, 2021.
“We are pleased to have reached an agreement at our Rockport Works ahead of the expiration date,” said Roger K. Newport, Chief Executive Officer of AK Steel. “The new agreement provides a competitive labor contract that advances the interests of our employees and the company.”
Rockport Works produces a full range of cold rolled carbon, coated and stainless steels, with many of the products coated and processed at Rockport used in the automotive industry.
AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Through its subsidiaries, the company also provides customer solutions through carbon and stainless steel tubing products, die design and tooling, and hot and cold stamping. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 9,400 men and women at manufacturing operations across seven states (Alabama, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia), as well as Canada and Mexico. Additional information about AK Steel is available at www.aksteel.com.
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